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                                                                       EXHIBIT 8

                                                                   July 30, 1997


Summit Bancorp.
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey 08543-2066

        Re: Summit Bancorp Summit Capital Trust I
            Registration Statement on Form S-4
            File Nos. 333-29019 and 333-29019-01

Dear Sirs:

        We have acted as special tax counsel for Summit Bancorp, (the "Corporation") and Summit Capital Trust I (the "Trust") in connection with the offer to exchange up to U.S. $150,000,000 of the Trust's 8.40% Series B Capital Securities which have been registered under the Securities Act of 1933, as amended, for a like Liquidation Amount of the Trust's outstanding 8.40% Capital Securities. In rendering our opinion, we have examined the Amended and Restated Declaration of Trust dated as of March 20, 1997 (the "Trust Agreement") and have assumed that the Issuer Trustees will conduct the affairs of the Trust in accordance with the Trust Agreement. We hereby confirm the opinions described under the caption "United States Federal Income Taxation" in the prospectus (the "Prospectus") that is part of the Registration Statement on Form S-4 filed by the Corporation and the Trust with the Securities and Exchange Commission on June 12, 1997. Capitalized terms used herein but not defined have the meanings as provided in the Prospectus.

        We hereby consent to the use of our name under the caption "United States Federal Income Taxation" in the Prospectus. The issuance of such a consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.


                                        /s/ Brown & Wood LLP
                                        -------------------------
                                            Brown & Wood LLP